Stem Cells Inc. Posts Letter to Shareholders

NEWARK, CA, May 29, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (Nasdaq:STEM), a leading stem cell company developing novel cell-based therapeutics for disorders of the central nervous system, posted today the following Letter to Shareholders from its President and CEO, Martin McGlynn.

Dear Fellow Shareholders,

As I mentioned in my last letter to shareholders, the pace of development at StemCells, Inc. has been accelerating quickly, so it is especially important to have regular updates to keep you informed of the remarkable progress we are making to advance stem cell science and cell-based medicine for intractable conditions of the central nervous system (the “CNS”). Over the past few months, in making presentations at several prestigious healthcare conferences, the Company’s ongoing leadership position and recent clinical accomplishments have served as solid proof of the tangible value that we are creating. We believe this lead will extend quickly over the next year or two, as StemCells, begins reporting clinical data from its controlled Phase II studies in two indications, one in the eye and the other in the spinal cord.

“Much Ado About Nothing” or “Signs Of Things To Come”?

We recently completed enrollment in our Phase I/II spinal cord injury trial, which represents the world’s first test of human neural stem cell transplantation in chronic injury. The interim data from this trial includes evidence of return of function to the spinal cord below the site of the injury. Due to the severity and location of the injuries in these cases, the types and degrees of sensory function gain that we have reported were not expected by experts. The fact that four of the eight patients dosed, to-date, have experienced return of sensation is, in and of itself, very encouraging, but we believe the fact that the regained sensation extends to as many as six segments below the level of injury is suggestive of a fundamental regenerative process occurring in the spinal cord.

Why are we so excited about these findings and why should you be, too?

The spinal cord can be compared to a building made up of many floors (i.e., segments) that are connected by elevators (i.e., conduits). Each floor, or segment, serves a specific purpose for control of both sensation and motor function. The lowest “floors,” comprising the lumbar spine, control sensory and motor function to the legs and lower extremities; the middle “floors,” or thoracic spine (the target for our first study), includes twelve individual segments that predominately serve sensation of the torso; above the thoracic, the cervical spine controls both sensory and motor function of the upper extremities. Restoring function to the cord after injury would connect the “floors,” or segments of the spinal cord, and run the “elevators,” which represent the conduits composed of long nerve fibers through which signals are transmitted back and forth from each floor to the top of the building — including the “penthouse” (i.e., the brain).

In our first study in spinal cord injury, we focused on the thoracic portion of the spine, the segments of which are represented by the middle floors of the building, which predominantly serve sensory function. Although spinal cord injury damages both the floors (segments) and the elevators (conduits), return of spinal cord function in the thoracic cord is likely to first manifest as recovery of sensation, the main purpose of the thoracic spine segments.

We are very encouraged by the multi-segmental gains and what it may mean for patients for which there is currently no other treatment option. Sensory function is a vital protective mechanism in our bodies, because it warns us about potentially harmful exposures or contacts. For example, being able to sense the temperature of the water in a shower or bath might prevent the spinal cord injury patient from getting third-degree burns. Secondly, injuries to the thoracic region tend to be more severe compared to injuries to the cervical region. Similar gains in function in the C3-C7 cervical region could potentially restore movement to the upper extremities, such that an SCI patient might be given use of the hands, arms and/or shoulders for the first time since the injury, and may significantly impact quality of life. We were very encouraged to see gains in spinal cord function following HuCNS-SC® transplantation up to 24 months post injury in some cases.

StemCells plans to initiate a controlled Phase II clinical trial this Fall, involving as many as a dozen clinical trial centers, to evaluate the efficacy of HuCNS-SC cells to restore movement, particularly to the upper limbs. We expect to complete enrollment in this study about one year later with final results following twelve months thereafter.

The “Eyes” Have It!

We have enrolled 13 of 16 patients in our Phase I/II dose-escalating trial in geographic atrophy of age-related macular degeneration (GA-AMD), a devastating disease and the leading cause of blindness in the elderly. AMD is caused, as the name suggests, by the degeneration of the central portion of the retina, known as the macula. The “dry” form of the disease, for which there are no known cures, represents approximately 90% of all forms of AMD.

The goal of our Phase I/II trial is to test the safety, tolerability and preliminary efficacy of a one-time transplant of our HuCNS-SC cells into the sub-retinal space in the back of the eye in patients with dry AMD. This study is also serving to inform the design for the Phase II proof-of-concept trial targeted to begin later this year. Ultimately, our goal is to impact the relentless progression of the disease by slowing, stopping or perhaps even reversing the degeneration of the macula in GA-AMD and, in so doing, preserve vision. We plan to report the first interim results from the on-going Phase I/II trial at the Annual Meeting of The International Society for Stem Cell Research (ISSCR) in Vancouver Canada, June 19 to 21, 2014.

Rapidly Accelerating Clinical Studies Yielding Significant Growth in Clinical Data

An additional update on the Company’s spinal cord injury trial will be provided at the Annual Symposium of the National Neurotrauma Society to be held in San Francisco, June 29-July 2. This fall, the Company is planning to host a StemCells, Inc. R&D Day for investors in New York, during which we plan to:

•	Provide additional data from the Phase I/II GA-AMD and SCI trials;

•	Provide clinical study design details for the planned Phase II controlled trials;

•	Hear from Key Opinion Leaders (KOLs) in spinal cord injury and retinal degeneration; and

•	Provide investors with a forum to have their questions addressed.

Targeting Major Medical Conditions in All Three Components of the CNS

We have embarked on a clinical development program that is unprecedented in terms of scope, cell dose and diversity of indications. We began with small, single-center studies to demonstrate safety, which have enabled the expansion of our clinical program into larger, multicenter, controlled, randomized Phase II proof-of-concept studies with hard clinical endpoints. As a result of this forward-looking strategy, our upcoming trials will provide significant insight into the therapeutic potential of our human neural stem cells across not one, but a broad range of CNS disorders. We believe that targeting more than one disorder of the CNS will maximize the potential to show the therapeutic merit of our HuCNS-SC platform technology.

The aggressive nature of our clinical translation agenda has required that we carefully consider how best to use our resources. With the completion of our Phase I/II trials in two rare genetic disorders — Neuronal Ceroid Lipofuscinosis (NCL, also known as Batten’s Disease) and Pelizaeus Merzbacher’s Disease (PMD) — and subsequent publication of the results, the best strategy for both of these research programs is to seek a partner to help carry forward our exciting findings into further clinical translation and Phase II trials. While we are not abandoning NCL and PMD research and development, our current strategy will focus our primary resources on more ubiquitous indications with significant unmet medical need.

A Compelling Value Proposition

How do we value the potential of our programs? I share the belief that in today’s volatile biotech climate, a few unequivocal valuation drivers* comprise the best barometer:

•	People — StemCells has attracted a world-class team of professionals, with the experience and expertise needed to drive success.

•	Alliances — our clinical trials have attracted partnerships with world-leading researchers, hospitals and institutions.

•	IP — StemCells holds a wealth of valid patents that protect our technology.

•	R&D — we are rapidly accruing clinical data that validates the findings of our preclinical models. Two of our clinical programs addressing major medical conditions (SCI and GA-AMD) are rapidly advancing towards controlled Phase II trials. Risk decreases with each regulatory milestone reached.

•	Financials — StemCells has a sound balance sheet and a strong cash position — $26.5mm as of March 31, 2014, and financial support from the California Institute of Regenerative Medicine.

•	Market Opportunity — our diversified clinical program addresses multiple major medical conditions affecting large populations, two of which (AMD and Alzheimer’s), target aging populations that are rapidly increasing around the world.

Once again, on behalf of our employees, as well as the millions of patients and families whose hopes we hold dear, I want to thank you for your continuing support and faith in our ability to prove our value, as we transform “Groundbreaking Science” into “Breakthrough Medicine.”

Sincerely,

Martin McGlynn
President and Chief Executive Officer

May 29, 2014

*See Ranade, Vinay, Early-Stage Valuation in the Biotechnology Industry, The Walter H. Shorenstein Asia-Pacific Research Center, Stanford University, February 2008 (http://iis-db.stanford.edu/pubs/22116/Ranade—FINAL—Feb—2008.pdf)

A copy of the shareholder letter may be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/About-Us/CEO-Corner.htm

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first eight patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, the prospect for screening and then enrolling additional patients with incomplete spinal cord injury and dry AMD; the potential of the Company’s HuCNS-SC cells to treat spinal cord injury, dry AMD and other central nervous system diseases and disorders; the timing and prospect of drawing additional funds from the California Institute for Regenerative Medicine; the timing and prospect of initiating one or more controlled Phase II efficacy studies; and the future business operations of the Company. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury or in future clinical trials of proposed therapies for other diseases or conditions; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT: Greg Schiffman

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

Andrea Flynn

Russo Partners

(646) 942-5631

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